 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	July 15, 2020

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

PO Box 1541, 1 Blue Hill Plaza, Pearl River, New York	10965
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	HDSN	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 15, 2020, the Board of Directors of Hudson Technologies, Inc. (the “Company”) appointed Brian F. Coleman, currently the Company’s President and Chief Operating Officer, to the positions of Chairman of the Board, President and Chief Executive Officer. Mr. Coleman had assumed the such executive responsibilities on an interim basis following the passing on June 23, 2020 of Kevin J. Zugibe, the Company’s former Chairman of the Board and Chief Executive Officer.

The Company issued a press release with respect to the foregoing which is attached hereto as Exhibit 99.1.

Employment Agreement

On July 15, 2020, we entered into a Fourth Amended and Restated Agreement dated as of June 24, 2020 with Brian F. Coleman, which amends and restates his existing employment agreement. Pursuant to the restated agreement, Mr. Coleman is serving as our President and Chief Executive Officer and is receiving an annual base salary of $475,000 retroactive to April 1, 2020, with such increases and bonuses as our Board of Directors may determine. The agreement currently expires on June 24, 2022 and is automatically renewable for successive two year terms unless either party gives notice of termination at least ninety days prior to the expiration date of the then current term. In addition, during and after the term of the agreement, we have agreed to pay, grossed up for any taxes owed on such payments, life insurance premiums equal to $71,210 per year for nine years beginning in 2020, with respect to a $1,000,000 whole life insurance policy for the benefit of Mr. Coleman.

As part of the agreement, Mr. Coleman has agreed to certain covenants and restrictions, which include an agreement that Mr. Coleman will not compete with us in the United States for a period of twenty-four months after his termination for any reason. The agreement also provides that, in the event of his involuntary separation from Hudson without cause, or in the event he becomes disabled, or in the event of his voluntary separation for a good reason as enumerated in the agreement, Mr. Coleman will receive severance payments, in the form of the continuation of his annual base salary and benefits for a period of twenty-four months, and payment over a twenty four month period of an amount equivalent to 100% of the highest bonus paid to Mr. Coleman in the three years prior to his termination. Furthermore, all stock options, stock appreciation rights, and any similar rights which Mr. Coleman holds on the date of termination of employment shall become fully vested and be exercisable and shall remain exercisable following the termination of employment until (i) expiration of the twenty-four month severance period, (ii) termination of severance benefits due to a breach of the agreement by Mr. Coleman, or (iii) expiration of the original term of the stock option, stock appreciation right or similar right, whichever first occurs.

The agreement also provides that severance is triggered under the agreement in the event that the executive’s employment is terminated by us without Cause (as defined) or for any reason by the executive within sixty (60) days following a Fundamental Change (as defined). A “Fundamental Change” is defined to include (a) if the Company or certain of its subsidiaries shall make a general assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed; (b) upon commencement of any proceedings by the Company or certain of its subsidiaries under any bankruptcy, reorganization, or similar law or statute; (c) upon the commencement of the dissolution or liquidation of the Company or certain of its subsidiaries; or a (d) upon a Change in Control (as defined therein).

The description of the foregoing agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement which is filed as Exhibit 10.1 to this Report.

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Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

Exhibit Number	Name of Exhibit

10.1	Fourth Amended and Restated Agreement dated as of June 24, 2020 between the Registrant and Brian F. Coleman

99.1	Press Release dated July 20, 2020

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2020

HUDSON TECHNOLOGIES, INC.

By:	/s/ Nat Krishnamurti
Name: Nat Krishnamurti
Title: Chief Financial Officer & Secretary

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